Exhibit 99.3

Amendment to 2007 Omnibus Equity Compensation Plan

Section 4(a) is hereby amended to read as follows:

"(a) Shares authorized.

Subject to adjustment as described in subsection (d) below, the aggregate number of shares of common stock that may be issued or transferred under the Plan is 4,200,000 shares."